EXHIBIT (12)

                                                 OHIO EDISON COMPANY
                                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                                                                                                       Twelve
                                                            Year Ended December 31,                                 Months Ended
                                                                                                                      March 31,
                                                                                                                        1996
                                          1991              1992               1993         1994         1995        ------------
                                          ----              ----               ----         ----         ----
EARNINGS AS DEFINED IN REGULATION S-K:                 (Dollars in Thousands)                                       (Unaudited)
   Income before
   extraordinary items                    $264,823          $276,986           $ 24,523     $303,531      $317,241  $319,055
   Add-
    Interest and other charges,
     before reduction for
     amounts capitalized                   324,017           296,292            285,169      283,849       273,719   270,316
      Provision for income taxes           173,725           147,407             32,431      188,886       199,307   201,583
      Interest element of rentals
      charged to income <F1>               125,777           117,224            104,700      108,463       111,534   112,117
                                          --------          --------           --------     --------      --------  --------
        Earnings as defined               $888,342          $837,909           $446,823     $884,729      $901,801  $903,071
                                          ========          ========           ========     ========      ========  ========

FIXED CHARGES AS DEFINED IN
 REGULATION S-K:
   Interest on long-term debt             $288,599          $275,835           $262,861     $259,554      $243,570  $238,174
   Other interest expense                   27,696            13,958             16,445       18,931        22,944    22,240
   Subsidiaries' preferred stock
    dividend requirements                    7,722             6,499              5,863        5,364         7,205     9,902
   Adjustment to subsidiaries'
    preferred stock dividends
    to state on a pre-income tax basis       5,018             3,420              7,659        3,294         2,956     2,970
   Interest element of rentals charged
    to income <F1>                         125,777           117,224            104,700      108,463       111,534   112,117
                                          --------          --------           --------     --------      --------  --------
Fixed charges as defined                  $454,812          $416,936           $397,528     $395,606      $388,209  $385,403
                                          ========          ========           ========     ========      ========  ========

CONSOLIDATED RATIO OF EARNINGS TO
 FIXED CHARGES <F2>                            1.95              2.01               1.12        2.24          2.32      2.34
                                               ====              ====               ====        ====          ====      ====
- ----------------------------

<F1>     Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

<F2>     These ratios  exclude fixed charges  applicable to the guarantee of the debt of a coal supplier aggregating $13,298,000, $9,762,000, $8,565,000, $7,424,000, $6,315,000 and $5,957,000 for each of the five years ended December 31, 1995, and the twelve months ended March 31, 1996, respectively.


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